FOR IMMEDIATE RELEASE

Contact:
Courtney Jacobs
Grey Alliance
212-546-2372
cjacobs@alliance-agency.com

G-MARINE OSC-1809 SURFACE WASHING AGENT GETS ON THE EPA’S NCP LIST*

   Non-toxic solution is now available to assist in the Gulf Oil Spill cleanup efforts

White Plains, NY. – July 7, 2010 - Green Earth Technologies (OTCQB: GETG) announced today that they have satisfied the requirements contained in Title 40 of the CFR section 300.915 of the National Oil and Hazardous Substance Pollution Contingency Plan (NCP), allowing G-MARINE(tm) OSC-1809 Surface Washing Agent to be listed on the NCP Product Schedule under the Surface Washing Agent category.  The surface washing agent  may now be authorized for use by Federal On-Scene Coordinators in accordance with 40 CFR section 300.910 and within 2 weeks, will be posted on the Environmental Protection Agency's website  (www.epa.gov/emergencies/content/ncp/index.htm) in the Product Schedule and the Technical Notebook.

Earlier this month, the EPA gave BP officials 24 hours to choose a less toxic chemical solution, prompting GET to recommend their line of non-toxic G-MARINE products including G-MARINE OSC-1809.   Green Earth Technologies was then asked to submit the solution to a preferred testing facility, where they met and exceeded all requirements for the Surface Washing Agent.  Their dispersant formula, which can be applied in shallow water, is still under review by an EPA certified laboratory.

Surface Washing Agents are identified as a product that will clean and remove oil once it has migrated to the shoreline or beaches.  Surface Washing Agents are primarily used on solid surfaces and objects though if they are non toxic, they can be used on plants and or animals.  These products are the final line of defense in the abatement of oil spills (according to the EPA's NCP: Definitions - 40 CFR 300.5).    Surface washing agent is any product that removes oil from solid surfaces, such as beaches and rocks, through a detergency mechanism and does not involve dispersing or solubilizing the oil into the water column.

G-MARINE OSC-1809 Surface Washing Agent is made from a base of plant, tree, fruit and vegetable extracts that can be produced in large enough quantities to fulfill anticipated needs.  In addition to being applied to shoreline and beaches, this GREEN solution can be safely and satisfactorily used to clean animals and water fowl without danger to the health of the animals, birds or human helpers.

“It continues to be a challenge when introducing innovative technologies and new ways of thinking into existing testing structures and protocol,” says Jeffrey Loch, Founder & Chief Marketing Officer of Green Earth Technologies. “However, we are pleased that our Surface Washing Agent was able to satisfy the EPA’s requirements contained in Title 40 of the CFR Section 300.915 of the NCP without compromising our ideologies of GREEN."

Green Earth Technologies is a "totally green" clean tech company that combines renewable sourced feed stocks and base oils with proprietary technologies molded around the four ideologies of being GREEN: biodegradable, renewable, recyclable and environment safe.  Chemicals when stored or transported use a diamond shape diagram of symbols and numbers to indicate the degree of hazard associated with a particular chemical or material.  G-MARINE OSC-1809 scores a "0" in all four categories.  The product is non-flammable, no personal protection or exposure controls necessary and, as defined by OSHA's Hazard Communication Standards, is non-hazardous with no evidence of adverse effects.

The technical data for this product will be kept on file by the Office of Emergency Management’s Regulation and Policy Division pursuant to 40 CFR section 300.920. For more information go to the company website at www.getg.com.

ABOUT GREEN EARTH TECHNOLOGIES
Green Earth Technologies produces G-branded superior performing green products made with American-grown base oils that utilize the power of nanotechnology to deliver environmentally friendly products with no compromise... meaning, consumers can now "do their part" without having to give up performance or value:  Save the Earth – Sacrifice Nothing® is the Company’s tagline. The G-brand family of products include G-OIL®, G-MARINE™, G-FUEL™, G-WASH™, G-GLASS™, G-CLEAN™, G-SCENT™, G-WHEEL™, and G-TIRE™, and are offered in a wide range of automotive and household performance and cleaning categories.  GET products are now readily available on the internet at Amazon.com as well as at a variety of lube centers and retailers, including The Home Depot, Fred Meyer, Kroger, Albertson’s, Giant, Shop Rite, VIP, National Auto, Do It Best, Lex Brodie's Tire Company, Honest One and participating ACE & True Value dealers.  Please visit www.getg.com for the latest news and in-depth information about GET and its brands.

* G-MARINE OSC-1809 Surface Washing Agent is on the U.S. Environmental Protection Agency's NCP Product Schedule.  This listing does NOT mean that EPA approves, recommends, licenses, certifies or authorizes the use of G-MARINE OSC-1809 Surface Washing Agent on an oil discharge.  This listing means only that data have been submitted to EPA as required by subpart J of the National Contingency Plan, 40 CFR Section 300.915

Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.